WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

September 15, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: PRESSURE BIOSCIENCES, INC.
FILE REF. NO. 0-21615

We have read the statements that we understand Pressure Biosciences, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

WEINBERG & COMPANY, P.A.
Certified Public Accountants

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